U.S. SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549

                            FORM 12b-25

                    NOTIFICATION OF LATE FILING
                           (Check one)

[ ] Form 10-K   [ ] Form 20-F   [ ] Form 11-K   [X] Form 10-Q   [ ] Form N-SAR
For period ended        June 30, 1995

[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR
For the transition period ended: _____________________________________________
______________________________________________________________________________

Read Attached Instruction Sheet Before Preparing Form. Please Print or Type. Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
______________________________________________________________________________

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: _______________________________
______________________________________________________________________________

PART I - REGISTRANT INFORMATION

                  ARLINGTON REALTY INVESTORS
Full Name of Registrant

                            N/A
Former Name if Applicable

            10670 N. Central Expressway, Ste. 640
Address of Principal Executive Office (Street and Number)

                     Dallas, TX 75231
City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

         (a)  The reason described in reasonable detail in Part III of this
      |       form could not be eliminated without unreasonable effort or
      |       expense.
      |
      |  (b)  The subject annual report, semi-annual report, transition report
      |       on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof,
      |       will be filed on or before the fifteenth calendar day following
 [X]  |       the prescribed due date; or the subject quarterly report or
      |       transition report on Form 10-Q, or portion thereof, will be
      |       filed on or before the fifth calendar day following the
      |       prescribed due date; and
      |
      |  (c)  The accountant's statement or other exhibit required by Rule
              12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach extra sheets if needed)

Registrant needs additional time to gather information required to prepare a complete and accurate Form 10-Q.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

     Ted Munselle                       214              265-9905
     (Name)                         (Area Code)     (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) been filed? If answer is no, identify report(s).
                                                      [X] Yes  [ ] No

     ________________________________________________________________________

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject report or portion thereof?
                                                      [ ] Yes  [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

______________________________________________________________________________

                         ARLINGTON REALTY INVESTORS
                 (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date   August 15, 1995                 By        F. Terry Shumate
                                                 F. Terry Shumate
                                                 Secretary and Treasurer